Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG Chemicals Announces Pricing of Common Stock Offering by Chairman
HOUSTON, TX — April 21, 2010 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that an offering of 1,000,000 shares of common stock has been priced at $17.50 per share. All of the shares are being offered by David Hatcher, the Chairman of the Board of Directors. Mr. Hatcher is the largest stockholder of KMG, and after the offering, he will continue to own over 3.1 million shares in the Company.
Canaccord Adams Inc. is acting as the sole placement agent for the offering. The offering is expected to close on or about April 26, 2010, subject to customary closing conditions.
The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). Before investing, interested parties should read the base prospectus in the shelf registration statement, the prospectus supplement, when available, and other documents KMG has filed with the SEC for more complete information about the Company and this offering.
The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to the offices of Canaccord Adams Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: (800) 225-6201. Alternatively, these documents are available for free by visiting EDGAR on the SEC website at www.sec.gov.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.
9555 W Sam Houston Parkway South, Suite 600, Houston, Texas 77099
Voice: 713.600.3800 Fax: 713.600.3850 · Nasdaq: KMGB

KMG News Release	Page 2

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer KMG Chemicals, Inc. 713-600-3814 JSobchak@kmgchemicals.com	The Equity Group Inc. Melissa Dixon 212-836-9613 MDixon@equityny.com

Linda Latman 212-836-9609 LLatman@equityny.com
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